Exhibit 10.1
AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is made as of April 29, 2009, by and between COPsync, Inc., a Delaware corporation (the “Company”), and Russell D. Chaney, an individual residing at 2010 FM 2673, Canyon Lake, Texas (“Employee”).

WHEREAS, PostInk Technology, LP, a Texas limited partnership (“PostInk”) and Employee are parties to that certain Executive Employment Agreement, dated as of January 1, 2008 (the “Original Agreement”).

WHEREAS, PostInk became a wholly owned subsidiary of the Employer effective as of April 28, 2008.

WHEREAS, this Agreement amends and restates the Original Agreement in its entirety.

WHEREAS, Employee currently serves as a director and the Chief Executive Officer of the Company, and the Company desires to continue to have access to the services of Employee, and Employee desires to continue to provide services to the Company, as an employee of the Company rather than as an employee of PostInk, in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.           Employment.  Effective on the Effective Date (as defined in Section 2) and subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as the Company’s Chief Executive Officer, and Employee agrees to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company.  From the Effective Date until termination of this Agreement, Employee will devote Employee’s full business time, attention and energies to the business of the Company. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments, trade association or charitable activities, including serving as a board member or committee member to trade associations or charities, and other business activities, including those described on Exhibit A attached hereto, which do not conflict with the business and affairs of the Company or interfere with Employee's performance of his duties hereunder.  In that regard, Employee may serve on the board of directors of up to three corporations of his choice, so long as service on any such board simultaneously with his service on the Company’s Board of Directors does not constitute a violation of federal statutory provisions, or related rules and regulations, pertaining to interlocking directorships and the meeting times of such boards of directors do not conflict with the meeting times of the Company’s Board of Directors.  Except as provided in the preceding sentence, Employee may not serve on the board of directors of any entity other than the Company during the term of this Agreement without the approval of the Company’s Board of Directors in accordance with the Company’s policies and procedures regarding such service, which approval may not be unreasonably withheld.  Employee shall be permitted to retain any compensation received for speaking engagements, written compositions, and service on other boards of directors.  Employee’s principal place of employment will be Canyon Lake, Texas; provided, however, that Employee will travel to the extent reasonably necessary for Employee to perform his duties as Chief Executive Officer of the Company.

2.           Term and Termination.  Employee will be employed under this Agreement for an initial term (the “Initial Term”), beginning on the date of this Agreement (the “Effective Date”) and ending on December 31, 2015.  This Agreement will renew for successive one year periods after the completion of the Initial Term, unless either party gives prior written notice to the contrary to the other party no less than 30 days prior to the end of the Initial Term or renewal period, as the case may be.  This Agreement may be sooner terminated by either party in accordance with Section 3 of this Agreement.

3.           Termination Benefits.  If prior to the end of the Initial Term or any renewal period, as the case may be, (i) Employee is terminated by reason of his death, (ii) Employee terminates his employment other than for Good Reason (as defined below), or (iii) the Company terminates Employee for Cause (as hereinafter defined), all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible will cease and terminate as of the date of termination.  Employee, or his estate in the case of Employee’s death, will be entitled to pro rata base salary through the date of such termination and will be entitled to any individual bonuses or individual incentive compensation not yet paid but due under the Company’s plans, but will not be entitled to any other payments by or on behalf of the Company except for those which may be payable pursuant to the terms of the Company’s employee benefit plans.  If prior to the end of the Initial Term or any renewal period, as the case may be, (i) the Company terminates Employee other than for Cause, or (ii) Employee terminates his employment for Good Reason, then the Company will be obligated to pay Employee in a lump sum, within sixty (60) days after such event, any accrued and unpaid vacation and an amount equal to the lesser of (a) 200% of Employee’s base salary in effect on the date of such termination for the remainder of the Initial Term or any renewal period, as the case may be, or (b) $1,500,000.  If prior to the end of the Initial Term or any renewal period, as the case may be, Employee suffers a Disability (as defined below), he shall be entitled to receive the full base salary and benefits to which he otherwise would have been entitled were he not disabled, less any proceeds from insurance policies purchased by the Company relating to such Disability, so long as Employee suffers from the Disability, for the lesser of (i) the remainder of the Initial Term or renewal term, as the case may be, or (ii) two years.  As used in this Agreement (i) termination for “Cause” means any termination of Employee for (a) the commission of an act of fraud or embezzlement against the Company, (b) the conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (c) consistent willful misconduct or gross negligence in performing Employee’s duties hereunder, (d) a material breach of any of the terms of this Agreement or any other agreement between the Company and Employee relating to Employee’s employment, if such breach causes material harm to the Company, after written notice of such breach and reasonable opportunity to cure, if curable, or (e) a violation by Employee of any code of conduct or code of ethics that may be adopted by the Company, if such termination is imposed by the Company in a manner that is consistent with the provisions of such code of conduct or code of ethics; (ii) “Good Reason” means any of the following that occurs without Employee’s express prior written consent:  (a) an adverse change by the Company in Employee’s title, function, duties or responsibilities (including reporting responsibilities), (b) Employee’s base salary is reduced by the Company, or there is a material reduction in the benefits that are in effect for Employee, without Employee’s consent, (c) relocation of Employee’s principal place of employment to a place located more than 50 miles from Canyon Lake, Texas, (d) a Change in Control (as defined below), or (d) other material breach of this Agreement by the Company after written notice of such breach and reasonable opportunity to cure; (iii) “Disability” means the continuous and uninterrupted inability to perform the Employee’s duties on behalf of the Company, by reason of accident, illness, or disease; and (iv) a “Change in Control” means any of the following that occurs in a single transaction or series of related transactions:  (a) the direct or indirect sale or exchange by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company (other than the sale or exchange of such voting stock to (A) a trustee or other fiduciary holding stock under one or more employee benefit plans maintained by the Company, or (B) any entity that, immediately prior to such sale or exchange, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of voting stock in the Company immediately prior to such sale or exchange); (b) a merger or consolidation in which the stockholders of the Company immediately before the transaction do not retain, immediately after the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company; (c) the sale, exchange, lease or transfer of all or substantially all of the assets of the Company (unless, following such transaction, such assets are owned by a company or other entity and the stockholders of the Company immediately before the transaction have direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of such company or entity) or (d) the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 3, in the event Termination Benefits under this Agreement are subject to Section 409A of the Internal Revenue Code of 1968, as amended (the “Code”), then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such Termination Benefits shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

4.           Compensation.  Beginning on the Effective Date and thereafter during the term of Employee’s employment, the Company will pay Employee a base salary of not less than $160,000 per year, payable biweekly or semi-monthly in accordance with the payroll practices of the Company in effect from time to time.  Such base salary may not be reduced without Employee’s consent and will be subject to review and potential upward adjustment periodically, but at least on an annual basis, in accordance with the compensation policies of the Company in effect from time to time.  During the term of this Agreement, Employee will also be eligible for discretionary incentive bonus payments and other incentives, including stock incentives, as may be determined by the Company’s Board of Directors, to be awarded in accordance with the compensation policies established by the Company from time to time.  All of Employee’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law.  Employee hereby acknowledges that he is giving up all rights to receive the nonqualified stock option or shares of restricted stock described in the Original Agreement.

5.           Employee Benefits.  Beginning on the Effective Date and thereafter during the term of this Agreement, the Company will provide to Employee such fringe benefits, perquisites, vacation and other benefits that the Company generally provides to its executive employees.  At a minimum, however, and regardless of whether other executive employees do not receive the following benefits, the Company shall provide to Employee, at Employee’s request, (i) a 100% match of Employee’s contributions to Employer’s 401(k) plan or similar personal retirement plan, to the extent allowed by law, and (ii) a term life insurance policy on the life of Employee in the face amount of $350,000 payable to the beneficiary or beneficiaries designated by Employee; provided, however, that the Company’s obligation to purchase and maintain such insurance shall be contingent upon Employee’s insurability at no more than 150% of standard risk costs from a high quality insurance carrier (excluding special risk carriers).  The Company will reimburse Employee for reasonable out-of-pocket business expenses incurred by Employee and documented in accordance with the policies of the Company in effect from time to time.  The Company agrees that if Employee is made a party, is threatened to be made a party to, or is a non-party witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Employee is or was a trustee, director, officer, fiduciary or employee of the Company or any affiliate of the Company or is or was serving at the request of the Company or any affiliate as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Employee shall be indemnified to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Employee in connection therewith.  The Company will also enter into an indemnification agreement with Employee to the extent the Company enters into similar agreements with its other executive officers and directors.  If the Company maintains a directors’ and officers’ insurance policy, Employee shall be covered to the same extent as other employees.

6.           Section 409A of the Code.  In the event any compensation or benefits under this Agreement are subject to Section 409A of the Code, then the Company agrees to pay Employee a sum equivalent on an after-tax basis to the total sum of money incurred by Employee in the form of taxes, penalties, attorney’s and/or accountant’s fees or other expenses related to such application of Section 409A.

7.           No Obligation to Third Party.  Employee represents and warrants that Employee is not under any obligation to any person or other third party and does not have any other interest that is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair Employee’s performance of any of the covenants hereunder or Employee’s duties as an employee of the Company.

        8.           Confidentiality.  In consideration of the benefits provided for in this Agreement, Employee agrees not to, at any time, either during his employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except, (i) as may be necessary to the performance of Employee’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Employee’s breach of any obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Employee shall cooperate with the Company in attempting to keep such information confidential.  Upon the request of the Company, Employee agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.  “Confidential Information,” as used in this Agreement, shall mean any and all secret, proprietary and confidential information concerning the business of the Company and its affiliates, including, without limitation, business and marketing plans, strategies, models, codes, client information (including client identity and contacts, client lists, client financial or personal information), business relationships (including persons, corporations or other entities performing services on behalf of or otherwise engaged in business transactions with the Company and its affiliates or their clients), accounts, financial data, know-how, computer software and related documentation, trade secrets, processes, policies and/or personnel, and any other information, data or the like that is labeled confidential or is treated as confidential by the Company.

9.            Non-Solicitation.  Employee acknowledges that by virtue of Employee’s position as Chief Executive Officer of the Company, and Employee’s employment hereunder, he will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining the goodwill of the Company, which goodwill is the property of the Company.  Therefore, Employee agrees that during his employment and for a two (2) year period thereafter, Employee will not on behalf of himself or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company.

10.            Non-Disparagement.  Employee acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company and its officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following his employment with the Company.  The Company agrees that its present and future officers, directors, partners, executives and agents will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of Employee in either a professional or personal manner at any time during or following his employment with the Company.

11.           Non-Competition.  Ancillary to the otherwise enforceable agreements set forth in this Agreement, Employee agrees that during his employment with the Company and for a period of two years following the termination of his employment, whether such termination occurs at the insistence of Employee or the Company for any reason, Employee may not compete directly or indirectly in any way with the business of Company anywhere in the Territory (defined below).  For purposes of this Agreement, “compete directly or indirectly in any way with the business of Company” means to become an employee, consultant, advisor, manager, member, director of or beneficially own more than five percent of any individual, company or entity that competes with Company at the time of determination.  Employee agrees that the assertion or existence of any claim by Employee against the Company shall not be a defense to the enforcement of this Section by injunction or otherwise.  As used in this Agreement, “Territory” means the United States of America.

12.            Enforcement.  If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 8-11 of this Agreement, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Employee that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  Accordingly, Employee consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement.  In addition, the Company shall have the right to cease making any payments or provide any benefits to Employee under this Agreement in the event he breaches or threatens to breach any of the provisions hereof.

13.            Blue Pencil.  If, at any time, the provisions of Sections 8-11 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Employee and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ SECTIONS 8-11 OF THIS AGREEMENT AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EMPLOYEE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

14.           Entire Agreement.  This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that relates in any way to the subject matter hereof.  This Agreement may be amended only in writing executed by the Company and Employee.

15.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives and successors of the Company and Employee.

16.           Notice.  Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by telecopy or by overnight courier service or three days after being sent by mail, postage prepaid, to (a) if to the Company, to the Company’s principal place of business, or (b) if to Employee, to Employee’s residence or to Employee’s latest address then contained in the Company’s records (or to such changed address as such person may subsequently give notice of in accordance herewith).

17.           GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Agreement as of the date first above written.

COPSYNC, INC. By: /S/ J. SHANE RAPP Name: J. Shane Rapp Title: President /S/ RUSSELL D. CHANEY Russell D. Chaney

Exhibit A

Employee shall have the right to continue activities associated with the following entities:

Pursuit Vehicles and More, LP
FindMyBody, LP
RSIV,LLC
Comal County Constable’s Office